UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2019

BPGIC INTERNATIONAL

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38540	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Brooge Petroleum And Gas Investment Company FZE

P.O. Box 50170

Fujairah, United Arab Emirates

(Address of principal executive offices, including Zip Code)

+971 2 633 3149

(Registrant’s telephone number, including area code)

Twelve Seas Investment Company

135 E. 57th St., 18th Floor

New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: N/A

Item 5.07 Submission of Matters to a Vote of Security Holders.

As previously reported, on April 15, 2019, BPGIC International, formerly known as Twelve Seas Investment Company, a Cayman Islands exempted company (the “Company”), entered into a Business Combination Agreement, dated as of April 15, 2019 (as amended, including by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, the “Business Combination Agreement”), by and among the Company, Brooge Holdings Limited, a Cayman Islands exempted company (“Brooge Holdings”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Brooge Holdings (“Merger Sub’), Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of Fujairah Free Zone, UAE (“BPGIC”), and BPGIC Holdings Limited, a Cayman Islands exempted company, pursuant to an Assignment and Joinder to Business Combination Agreement dated November 19, 2019 (as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales, which became a party to the Business Combination Agreement pursuant to a Joinder to Business Combination Agreement dated as of May 10, 2019).

On December 19, 2019, the Company held an extraordinary general meeting of its shareholders (the “Extraordinary Meeting”) with respect to the business combination with Brooge Holdings contemplated by the Business Combination Agreement (the “Business Combination”). There were 26,779,000 ordinary shares of the Company issued and outstanding on November 15, 2019, the record date (the “Record Date”), for the Extraordinary Meeting. At the Extraordinary Meeting, there were 19,833,219 shares present in person or by proxy, representing approximately 74.06% of the total shares outstanding as of the Record Date, which constituted a quorum.

The Company’s shareholders voted on the following proposals at the Extraordinary Meeting, each of which was approved. The final vote tabulation for each proposal is set forth below.

1.	To approve and adopt the Business Combination Agreement.

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,939,624	893,595	0	0

2.	To approve the merger of the Company with Merger Sub pursuant to the Business Combination Agreement.

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,939,624	893,595	0	0

3.	To approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of the issued and outstanding ordinary shares of The Company in financing transactions in connection with the proposed Business Combination.

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,938,124	895,095	0	0

Item 8.01 Other Events

On December 19, 2019, the Company and Brooge Holdings issued a press release announcing that the shareholders of the Company had approved the Business Combination Agreement and the transactions contemplated thereby. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference.

On December 20, 2019, the Company issued another press release announcing the consummation of the Business Combination. Pursuant to the Business Combination Agreement, (i) each outstanding ordinary share of the Company has been exchanged for one (1) ordinary share of Brooge Holdings, (ii) each outstanding warrant of the Company has been exchanged for one warrant of Brooge Holdings, (iii) each outstanding right of the Company has been converted into one-tenth of an ordinary share of Brooge Holdings, rounded down to the nearest whole share per shareholder, and (iv) each outstanding unit of the Company has been broken into its component parts and then exchanged for one (1) ordinary share of Brooge Holdings, one (1) warrant of Brooge Holdings and one-tenth of an ordinary share of Brooge Holdings. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Upon the closing of the Business Combination, the Company became a wholly-owned subsidiary of Brooge Holdings and the Company changed its name from “Twelve Seas Investment Company” to “BPGIC International”. In connection with the closing of the Business Combination, holders of 16,997,181 ordinary shares of the Company sold in the Company’s initial public offering (“IPO”) exercised their right to redeem such shares at a price of $10.31684239 per share, for an aggregate redemption amount of approximately $175.36 million. In addition, 1,035,000 ordinary shares of the Company were forfeited by certain pre-IPO shareholders. Effective Monday, December 23, 2019, the Company’s ordinary shares, warrants, rights and units ceased trading, and Brooge Holdings’ ordinary shares and warrants began trading on The Nasdaq Stock Market under the symbols “BROG” and “BROGW,” respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, Dated December 19, 2019.

99.2	Press Release, Dated December 20, 2019.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPGIC INTERNATIONAL

Date: December 26, 2019	By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Director

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